Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 3, 2006, in the Registration Statement (Form S-1 No. 333-            ) and the related Prospectus of U.S. Auto Parts Network, Inc., to be filed on or about November 2, 2006.

/s/ Ernst & Young LLP

Los Angeles, California

November 1, 2006